Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Biomerica, Inc. and Subsidiaries of our report dated August 29, 2016, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Biomerica, Inc. and Subsidiaries for the years ended May 31, 2015 and May 31, 2016.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ PKF, LLP (formerly PKF, Certified Public Accountants, A Professional Corporation)

San Diego, California

June 30, 2017